                                 EXHIBIT 11


                     FRED MEYER, INC. AND SUBSIDIARIES
                  COMPUTATION OF EARNINGS PER COMMON SHARE

                  (In thousands, except per share amounts)
                                (Unaudited)


                                       12 Weeks Ended         28 Weeks Ended
                                    -------------------     -------------------
                                    Aug. 12,    Aug. 13,    Aug. 12,    Aug. 13,
                                       1995        1994        1995        1994
                                    -------     -------     -------     -------


Weighted average number of
  shares outstanding ...........     26,704      26,518      26,663      26,479

Weighted average number of
  shares under option ..........      2,790       3,601       2,904       3,646

Shares assumed to have been
  purchased under the
  treasury stock method ........     (1,125)     (1,443)     (1,143)     (1,421)
                                   --------    --------    --------    --------

Weighted average number of
  common and common equivalent
  shares outstanding ...........     28,369      28,676      28,424      28,704
                                   ========    ========    ========    ========

Net income .....................   $ 10,673    $ 19,193    $ 13,756    $ 35,179
                                   ========    ========    ========    ========

Earnings per common share ......   $    .38    $    .67    $    .48    $   1.23
                                   ========    ========    ========    ========

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